Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Investment Community	Media
	James J. Murren President, Chief Financial Officer and Treasurer (702) 693-8877	Alan Feldman Senior Vice President Public Affairs (702) 891-7147
George Sard or Stephanie Pillersdorf Citigate Sard Verbinnen (212) 687-8080

MGM MIRAGE ANNOUNCES THAT ITS MANAGEMENT HAS AGREED
ON TERMS TO ACQUIRE MANDALAY FOR $71 PER SHARE IN CASH
SUBJECT TO BOARD APPROVAL AND SIGNING OF A DEFINITIVE AGREEMENT

     Las Vegas, Nevada, June 14, 2004 — MGM MIRAGE (NYSE: MGG) today announced that following discussions throughout the weekend, its management and the management of Mandalay Resort Group (NYSE: MBG) have agreed on all material terms of an offer whereby MGM MIRAGE would acquire Mandalay in an all-cash transaction. MGM MIRAGE management intends to recommend approval of the transaction to its Board of Directors, which is expected to meet tomorrow to consider the transaction.

     Under the proposed terms, MGM MIRAGE would pay $71.00 per share in cash, representing a premium of 30% to Mandalay’s closing share price on June 3, the day before the initial offer was made. The total value of the transaction would be approximately $7.9 billion, including a total equity value of approximately $4.8 billion, $0.6 billion in convertible debentures, and assumption of approximately $2.5 billion in Mandalay debt currently outstanding. MGM MIRAGE expects the acquisition to be immediately accretive to earnings per share.

     The transaction is subject to the approval of both Boards of Directors and the signing of a definitive merger agreement, and will be contingent on approval of Mandalay shareholders, receipt of all necessary regulatory and governmental approvals, and satisfaction of customary closing conditions.

     MGM MIRAGE owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five

Diamond award-winner Bellagio, MGM Grand Las Vegas — The City of Entertainment, The Mirage, Treasure Island (“TI”), New York — New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, United Kingdom. The Company has entered an agreement to sell MGM Grand Australia in Darwin, Australia, pending finalization. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

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     This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.

Forward-Looking Statements

      This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. The pertinent risk factors can be found in MGM MIRAGE’s Form 10-K on file with the SEC.